Exhibit 99.1

Newell Brands Announces Third Quarter 2017 Results

Net Sales Decline -7.0%; Core Sales Growth +0.4%

Reported EPS $0.48, +26.3%; Normalized EPS $0.86, +10.3%

Announces $1 Billion Share Repurchase Authorization

On Track to Achieve Target Leverage Ratio

HOBOKEN, NJ – November 2, 2017 – Newell Brands Inc. (NYSE: NWL) announced its third quarter 2017 financial results today.

Third Quarter 2017 Executive Summary

•	Net sales declined 7.0 percent versus prior year to $3.7 billion, reflecting a 770 basis point net negative impact from acquisitions and divestitures; core sales growth was 0.4 percent.

•	Reported diluted earnings per share were $0.48 compared with $0.38 in the prior year, as modest core sales growth, cost synergies and Project Renewal savings, and contributions from acquisitions were partially offset by lost earnings from divested businesses, a charge recorded on the divestiture of the Winter Sports business, costs associated with the bankruptcy of a key retail partner, commodity cost inflation, increased restructuring and related costs, negative product mix, increased advertising, promotion and e-commerce investment and a higher share count.

•	Normalized diluted earnings per share were $0.86 compared with $0.78 in the prior year, as modest core sales growth, cost savings from synergies and Project Renewal, contributions from acquisitions and a more favorable tax rate were partially offset by the lost earnings from divested businesses, commodity cost inflation, negative product mix, increased advertising, promotion and e-commerce investment and a higher share count. Normalized diluted earnings per share is a non-GAAP measure that excludes certain items described further below.

•	Reported operating margin was 8.8 percent, compared with 8.2 percent in the prior year; normalized operating margin was 15.0 percent compared to 15.4 percent in the prior year.

•	Operating cash flow was $183 million, compared with $513 million in the prior year, due largely to the impact of divestitures, unfavorable working capital movement related to lower than expected core sales and higher cash tax payments.

•	Revised 2017 full year outlook for net sales of $14.7 billion to $14.8 billion, core sales growth of 1.5 to 2.0 percent and full year normalized diluted earnings per share of $2.80 to $2.85.

•	Announced Board approval of a three-year $1 billion share repurchase authorization.

“Newell Brands third quarter results were below expectations as our transformation progress was overshadowed by weak late-quarter sales related to retailer inventory rebalancing, primarily in response to decelerating U.S. market growth through the Back-to-School period,” said Michael Polk, Newell Brands Chief Executive Officer. “While markets across a number of categories were weaker than expected, we delivered solid point-of-sale growth of +3.5

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percent and share improvement of +65 basis points in the U.S., driven by good results in the mass channel and strong double-digit growth in e-commerce. We continued to realize cost synergies as planned, with an incremental $86 million in the quarter. While those benefits, coupled with a lower than normal tax rate, were partially offset by weaker than expected sales, cost inflation and the absence of about $50 million of pre-tax earnings associated with divestitures, we still delivered double-digit earnings per share growth for the quarter.

“Despite challenging marketplace conditions, we are on a path to achieve our transformation objectives,” continued Polk. “Our market share increases, point of sale growth, innovation and e-commerce development, and cost savings delivery have enabled competitive year-to-date results, strengthening our confidence in the transformative value creation opportunity inherent in Newell Brands. That confidence is shared by our Board, which has approved a $1 billion share repurchase authorization through 2020. This program will enable increased flexibility to allocate capital to our most attractive strategic options as part of our ongoing commitment to create value for our shareholders.”

Third Quarter 2017 Operating Results

Net sales declined 7.0 percent to $3.7 billion, reflecting a 770 basis point net negative impact from acquisitions and divestitures. Core sales grew 0.4 percent. The Live, Learn, Work and Play segments delivered positive core sales growth.

Reported gross margin was 34.5 percent compared with 32.2 percent in the prior year, driven by synergies and cost savings and the absence of the inventory step-up charge recorded in the prior year related to the acquisition of the Jarden business, partially offset by increased commodity cost inflation and negative product mix. Normalized gross margin was 35.0 percent compared with 36.0 percent in the prior year, as synergies and cost savings were more than offset by increased commodity cost inflation and negative mix.

Reported operating income was $323 million, or 8.8 percent of sales, compared with $324 million, or 8.2 percent of sales, in the prior year, reflecting benefits from synergies and Project Renewal savings and the absence of the inventory step-up charge recorded in the prior year related to the acquisition of the Jarden business, partially offset by the absence of earnings related to divested businesses, commodity cost inflation and other costs associated with natural disasters, a charge related to the bankruptcy of a leading baby retailer, negative product mix and higher advertising, promotion and e-commerce investment. Normalized operating income was $551 million compared with $609 million in the prior year, as benefits from synergies and Project Renewal savings were more than offset by the absence of earnings related to divested businesses, commodity cost inflation, negative product mix and higher advertising, promotion and e-commerce investment. Normalized operating margin was 15.0 percent compared to 15.4 percent in the prior year.

The reported tax rate for the quarter was a benefit of 41.5 percent compared with a 6.8 percent rate in the prior year. The normalized tax rate was 4.1 percent, compared with 22.5 percent in the prior year. The year over year improvement reflects current year discrete benefits exceeding those in the prior year and the geographic mix effect of earnings.

The company reported net income of $234 million compared with $187 million in the prior year, benefiting from lower interest expense and a lower tax rate, partially offset by a charge recorded on the divestiture of the Winter Sports business. Reported diluted earnings per share were $0.48 compared with $0.38 in the prior year. Normalized net income was $421 million, or $0.86 per share, compared with $377 million, or $0.78 per share, in the prior year.

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Operating cash flow was $183 million, compared with $513 million in the prior year, due largely to the impact of divestitures, unfavorable working capital movement related to lower than expected sales, and higher cash tax payments.

A reconciliation of reported results to normalized results is included in the appendix.

Third Quarter 2017 Operating Segment Results

The Live segment generated net sales of $1.48 billion, an increase of 2.3 percent compared with $1.45 billion in the prior year. Core sales growth of 0.6 percent was driven by strong growth from the Baby and Food businesses, largely offset by weak results in Appliances and Cookware, due to market share softness and retailer inventory rebalancing in the U.S. Reported operating income was $173 million compared with $136 million in the prior year. Reported operating margin was 11.7 percent of sales compared with 9.4 percent of sales in the prior year. The improvement is largely due to the absence of the negative impact of inventory step-up related to the acquired Jarden businesses in the prior year which more than offset a charge related to the bankruptcy of a leading baby retail customer. Normalized operating income was $215 million versus $212 million last year. Normalized operating margin was 14.5 percent of sales compared with 14.6 percent in the prior year, as cost synergies and Project Renewal savings were more than offset by input cost inflation and increased investment in e-commerce.

The Learn segment generated net sales of $642 million, an increase of 0.7 percent compared with $638 million in the prior year. Core sales grew 0.5 percent with modest growth across all three businesses. Writing performance was well below expectations, although market share improved versus prior year in both the underlying business and in glue. For the first time in many years, market growth at Back-to-School was weak resulting in minimal September replenishment orders and significant inventory destocking across all channels. Reported operating income was $68 million compared with $124 million in the prior year. Reported operating margin was 10.5 percent of sales compared with 19.5 percent in the prior year. Normalized operating income was $100 million compared with $142 million in the prior year. Normalized operating margin was 15.6 percent of sales compared with 22.2 percent last year. The decline in margin was primarily attributable to product mix associated with weak sales on the high margin Writing products, partially offset by the benefit of cost synergies and Project Renewal savings.

The Work segment generated net sales of $738 million, an increase of 1.6 percent compared with $727 million in the prior year. Core sales grew 1.9 percent led by continued strong growth on Waddington and solid results from the Consumer and Commercial business. Reported operating income was $123 million compared with $117 million in the prior year. Reported operating margin was 16.6 percent of sales compared with 16.1 percent in the prior year. Normalized operating income was $137 million versus $133 million last year. Normalized operating margin was 18.6 percent of sales compared with 18.3 percent last year, as the benefit of cost synergies and savings more than offset commodity cost inflation.

The Play segment generated net sales of $611 million, a 2.4 percent increase compared with $597 million in the prior year. Core sales grew 2.3 percent, reflecting growth in all three businesses with strong increases in Team Sports and Fishing. Reported operating income was $69 million compared with $4 million in the prior year Reported operating margin was 11.2 percent of sales, versus 0.6 percent in the prior year. The improvement is largely due to the benefit of cost synergies and savings and the absence of the negative impact of inventory step-up related to the acquired Jarden businesses in the prior year. Normalized operating income was $78 million versus $71 million in the prior year. Normalized operating margin was 12.8 percent of sales compared with 12.0 percent last year.

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The Other segment generated net sales of $204 million, a decline of 62.4 percent compared with $543 million in the prior year largely due to the divestitures of the Tools, Winter Sports, Fire Starter and Fire Log and Cordage businesses. Core sales declined 10.6 percent, primarily attributable to softness in the Process Solutions business. Reported operating income was $25 million compared with operating income of $46 million in the prior year. Reported operating margin was 12.3 percent of sales, compared with 8.5 percent in the prior year. Normalized operating income was $46 million versus $89 million last year. Normalized operating margin was 22.6 percent of sales compared with 16.4 percent last year. The decrease in income relates largely to the lost earnings associated with divested businesses and the increase in margin reflects improved product mix and the impact of cost synergies and savings.

Share Repurchase Program

The company also announced today that its Board of Directors has approved an extension and expansion to the company’s on-going share repurchase program. Under the updated plan, through the end of 2020 the company is authorized to expend up to $1.0 billion for repurchase of its outstanding shares. This authorization is incremental to the $256 million remaining under its previous $500 million share repurchase program, which was scheduled to expire at the end of 2017 and has now been extended through the end of 2020. Under the program, the company’s common shares may be purchased through a combination of a 10b5-1 automatic trading plan and discretionary purchases on the open market or in privately negotiated transactions. The amount and timing of any purchases will depend on several factors, including trading price, trading volume and general market conditions.

Outlook for the Twelve Months Ending December 31, 2017

Newell Brands revised its core sales growth and normalized EPS guidance for full year 2017 as follows:

Updated 2017 Full Year Outlook
Net Sales	$14.7bn to $14.8bn
Net Sales Growth	11.3% to 11.8%
Core Sales Growth	1.5% to 2.0%
Normalized Earnings per Share	$2.80 to $2.85

The company expects a full year 2017 weighted average share count of approximately 489 million shares, fourth quarter 2017 weighted average share count of approximately 492 million shares and a full year 2017 tax rate of about 21 percent.

As of April 15, 2016, Newell Brands core sales include pro forma core sales associated with the Jarden transaction as if the combination occurred April 15, 2015. Core sales exclude the impact of foreign currency, acquisitions (other than the Jarden acquisition) until their first anniversary, and planned and completed divestitures. Beginning with the second quarter of 2016, the company excludes the amortization of intangible assets associated with acquisitions from its calculation of normalized earnings per share.

The company has presented forward-looking statements regarding normalized earnings per share for 2017, which is a non-GAAP financial measure. This non–GAAP financial measure is derived by excluding certain amounts, expenses or income from the corresponding financial measure determined in accordance with GAAP. The determination of the amounts that are excluded from this non-GAAP financial measure is a matter of management judgment and depends upon, among other factors, the nature of the underlying expense or income amounts recognized in a given period. We are unable to present a quantitative reconciliation of the aforementioned forward-looking non-GAAP financial measure to its most directly comparable forward-looking GAAP financial measure

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because such information is not available and management cannot reliably predict all of the necessary components of such GAAP measures without unreasonable effort or expense. The unavailable information could have a significant impact on the company’s full-year 2017 GAAP financial results.

Conference Call

The company’s third quarter 2017 earnings conference call will be held today, November 2, 2017, at 8:30 a.m. ET. A link to the webcast is provided under Events & Presentations in the Investor Relations section of Newell Brands’ website at www.newellbrands.com. A webcast replay and a supporting slide presentation will be made available in the Investor Relations section on the company’s website under Quarterly Earnings.

Non-GAAP Financial Measures

This release contains non-GAAP financial measures within the meaning of Regulation G promulgated by the Securities and Exchange Commission and includes a reconciliation of these non-GAAP financial measures to the most directly comparable financial measures calculated in accordance with GAAP.

The company uses certain non-GAAP financial measures that are included in this press release and the additional financial information both to explain its results to stockholders and the investment community and in the internal evaluation and management of its businesses. The company’s management believes that these non-GAAP financial measures and the information they provide are useful to investors since these measures (a) permit investors to view the company’s performance using the same tools that management uses to evaluate the company’s past performance, reportable business segments and prospects for future performance and (b) determine certain elements of management’s incentive compensation.

The company’s management believes that core sales provides a more complete understanding of underlying sales trends by providing sales on a consistent basis as it excludes the impacts of acquisitions (other than the Jarden acquisition), planned or completed divestitures, the deconsolidation of the company’s Venezuelan operations, retail store openings and closings, and changes in foreign currency from year-over-year comparisons. As reflected in the Core Sales Analysis, the effect of foreign currency on reported sales is determined by applying a fixed exchange rate, calculated as the 12-month average in the prior year, to the current and prior year local currency sales amounts (excluding acquisitions and divestitures), with the difference in these two amounts being the increase or decrease in core sales, and the difference between the change in as reported sales and the change in constant currency sales reported as the currency impact. The company’s management believes that “normalized” gross margin, “normalized” SG&A expense, “normalized” operating income, “normalized” net income, “normalized” earnings per share, “normalized” interest and “normalized” tax rates, which exclude restructuring and other expenses and one-time and other events such as costs related to certain product recalls, the extinguishment of debt, certain tax benefits and charges, impairment charges, pension settlement charges, discontinued operations, divestiture costs, costs related to the acquisition, integration and financing of acquired businesses, amortization of intangible assets associated with acquisitions (beginning in the second quarter of 2016), advisory costs for process transformation and optimization initiatives, costs of personnel dedicated to integration activities and transformation initiatives under Project Renewal and certain other items, are useful because they provide investors with a meaningful perspective on the current underlying performance of the company’s core ongoing operations.

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The company determines the tax effect of the items excluded from normalized diluted earnings per share by applying the estimated effective rate for the applicable jurisdiction in which the pre-tax items were incurred, and for which realization of the resulting tax benefit, if any, is expected. In situations in which an item excluded from normalized results impacts income tax expense, the company uses a “with” and “without” approach to determine normalized income tax expense.

While the company believes that these non-GAAP financial measures are useful in evaluating the company’s performance, this information should be considered as supplemental in nature and not as a substitute for or superior to the related financial information prepared in accordance with GAAP. Additionally, these non-GAAP financial measures may differ from similar measures presented by other companies.

About Newell Brands

Newell Brands (NYSE: NWL) is a leading global consumer goods company with a strong portfolio of well-known brands, including Paper Mate®, Sharpie®, Dymo®, EXPO®, Parker®, Elmer’s®, Coleman®, Jostens®, Marmot®, Rawlings®, Oster®, Sunbeam®, FoodSaver®, Mr. Coffee®, Rubbermaid Commercial Products®, Graco®, Baby Jogger®, NUK®, Calphalon®, Rubbermaid®, Contigo®, First Alert®, Waddington and Yankee Candle®. For hundreds of millions of consumers, Newell Brands makes life better every day, where they live, learn, work and play.

This press release and additional information about Newell Brands are available on the company’s website, www.newellbrands.com.

Investor Contact:	Media Contact:
Nancy O’Donnell	Michael Sinatra
SVP, Investor Relations and External Communications	Director, External Communications
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nancy.odonnell@newellco.com	michael.sinatra@newellco.com

Caution Concerning Forward-Looking Statements

Some of the statements in this press release and its exhibits, particularly those anticipating future financial performance, business prospects, growth, operating strategies and similar matters, are forward looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. These statements generally can be identified by the use of words such as “intend,” “anticipate,” “believe,” “estimate,” “project,” “target,” “plan,” “expect,” “will,” “should,” “would” or similar statements. Actual results may differ materially from those expressed or implied in the forward-looking statements. Important factors that could cause actual results to differ materially from those suggested by the forward-looking statements include, but are not limited to:

•	our dependence on the strength of retail, commercial and industrial sectors of the economy in various parts of the world;

•	competition with other manufacturers and distributors of consumer products;

•	major retailers’ strong bargaining power and consolidation of our customers;

•	our ability to improve productivity, reduce complexity and streamline operations;

•	our ability to develop innovative new products, to develop, maintain and strengthen end-user brands and to realize the benefits of increased advertising and promotion spend;

•	risks related to our substantial indebtedness, a potential increase in interest rates or changes in our credit ratings;

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•	our ability to complete planned acquisitions and divestitures, to integrate Jarden and other acquisitions and unexpected costs or expenses associated with acquisitions;

•	changes in the prices of raw materials and sourced products and our ability to obtain raw materials and sourced products in a timely manner;

•	the risks inherent to our foreign operations, including currency fluctuations, exchange controls and pricing restrictions;

•	a failure of one of our key information technology systems or related controls;

•	future events that could adversely affect the value of our assets and require impairment charges;

•	the impact of United States and foreign regulations on our operations, including environmental remediation costs;

•	the potential inability to attract, retain and motivate key employees;

•	the resolution of tax contingencies resulting in additional tax liabilities;

•	product liability, product recalls or related regulatory actions;

•	our ability to protect intellectual property rights;

•	significant increases in the funding obligations related to our pension plans; and

•	other factors listed from time to time in our filings with the Securities and Exchange Commission, including, but not limited to our Annual Report on Form 10-K.

The information contained in this press release and the tables is as of the date indicated. The company assumes no obligation to update any forward-looking statements as a result of new information, future events or developments.

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NEWELL BRANDS INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)

(Amounts in millions, except per share data)

	For the three months ended September 30,			For the nine months ended September 30,
	2017	2016	% Change	2017	2016	% Change
Net sales	$3,678.2	$3,954.6	(7.0)%	$10,999.1	$9,128.1	20.5%
Cost of products sold	2,410.5	2,679.8		7,138.9	6,252.0

GROSS MARGIN	1,267.7	1,274.8	(0.6)%	3,860.2	2,876.1	34.2%
% of sales	34.5%	32.2%		35.1%	31.5%
Selling, general and administrative expenses	905.5	937.9	(3.5)%	2,790.5	2,247.4	24.2%
	24.6%	23.7%		25.4%	24.6%
Restructuring costs	38.4	13.0		82.2	41.7
Impairment of goodwill, intangibles and other assets	0.4	—		85.0	—

OPERATING INCOME	323.4	323.9	(0.2)%	902.5	587.0	53.7%
% of sales	8.8%	8.2%		8.2%	6.4%
Nonoperating expenses:
Interest expense, net	116.2	124.5		353.0	280.6
Loss on extinguishment of debt	—	—		32.3	47.1
Other (income) expense, net	41.6	(0.7)		(709.1)	(162.7)

	157.8	123.8		(323.8)	165.0

INCOME BEFORE INCOME TAXES	165.6	200.1	(17.2)%	1,226.3	422.0	190.6%

% of sales	4.5%	5.1%		11.1%	4.6%
Income tax expense (benefit)	(68.8)	13.6		130.4	59.4
Effective rate	(41.5)%	6.8%		10.6%	14.1%

INCOME FROM CONTINUING OPERATIONS	234.4	186.5	25.7%	1,095.9	362.6	202.2%

% of sales	6.4%	4.7%		10.0%	4.0%
Loss from discontinued operations, net of tax	—	—		—	(0.4)

NET INCOME	$234.4	$186.5	25.7%	$1,095.9	$362.2	202.6%

% of sales	6.4%	4.7%		10.0%	4.0%
Weighted average common shares outstanding:
Basic	490.4	484.0		486.3	398.3
Diluted	491.5	486.2		487.9	400.1
Earnings (loss) per share:
Basic:
Income from continuing operations	$0.48	$0.39		$2.25	$0.91
Loss from discontinued operations	—	—		—	—

Net income	$0.48	$0.39	23.1%	$2.25	$0.91	147.3%
Diluted:
Income from continuing operations	$0.48	$0.38		$2.25	$0.91
Loss from discontinued operations	—	—		—	—

Net income	$0.48	$0.38	26.3%	$2.25	$0.91	147.3%
Dividends per share	$0.23	$0.19		$0.65	$0.57

NEWELL BRANDS INC.

CONSOLIDATED BALANCE SHEETS

in Millions

	At September 30, 2017	At September 30, 2016

Assets
Current assets
Cash and cash equivalents	$792.3	$670.0
Accounts receivable, net	2,916.0	2,772.9
Inventories, net	2,861.5	2,434.1
Prepaid expenses and other current assets	375.5	291.7
Assets held for sale	4.0	1,711.8

Total current assets	6,949.3	7,880.5
Property, plant and equipment, net	1,675.2	1,513.7
Goodwill	10,526.5	10,436.1
Other intangible assets, net	14,307.6	14,132.5
Deferred income taxes	35.4	65.2
Other assets	394.0	387.5

TOTAL ASSETS	$33,888.0	$34,415.5

Liabilities and stockholders’ equity
Current liabilities
Accounts payable	$1,699.0	$1,433.8
Accrued compensation	226.2	352.8
Accrued income taxes	140.7	2.6
Other accrued liabilities	1,417.3	1,365.0
Short-term debt and current portion of long-term debt	1,291.0	704.5
Liabilities held for sale	—	207.8

Total current liabilities	4,774.2	4,066.5
Long-term debt	10,184.4	12,043.3
Deferred income taxes	4,888.5	5,049.8
Other non-current liabilities	1,270.9	1,793.6

Total liabilities	$21,118.0	$22,953.2

Stockholders’ equity
Total stockholders’ equity - Parent	12,734.4	11,427.2
Total stockholders’ equity - Non-controlling interests	35.6	35.1

Total stockholders’ equity	$12,770.0	$11,462.3

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$33,888.0	$34,415.5

NEWELL BRANDS INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

in Millions

	For the nine months ended September 30,
	2017	2016
Operating Activities
Net income	$1,095.9	$362.2
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization	475.8	307.2
Impairment losses	85.0	—
Gain from sale of businesses, net	(712.3)	(160.4)
Loss on extinguishment of debt	(1.9)	47.1
Deferred income taxes	(99.1)	(20.8)
Stock based compensation expense	61.2	47.8
Other, net	8.3	19.3
Changes in operating accounts excluding the effects of acquisitions and divestitures:
Accounts receivable	54.4	(226.0)
Inventories	(707.0)	428.3
Accounts payable	136.1	205.7
Accrued liabilities and other	(454.4)	(161.7)

Net cash provided by (used in) operating activities	$(58.0)	$848.7
Investing Activities
Proceeds from sale of divested businesses	2,101.4	235.8
Acquisitions and acquisition related activities	(634.3)	(8,634.7)
Capital expenditures	(292.9)	(287.5)
Other investing activities	9.2	12.5

Net cash provided by (used in) investing activities	$1,183.4	$(8,673.9)
Financing Activities
Net short term borrowings	686.3	(183.4)
Proceeds from issuance of debt, net of debt issuance costs	—	9,414.6
Payments on debt	(1,159.8)	(750.0)
Cash dividends	(317.1)	(236.9)
Payments to dissenting shareholders	(161.6)	—
Option proceeds net of repurchase of restricted shares for vesting	(19.5)	(12.9)

Net cash provided by (used in) financing activities	$(971.7)	$8,231.4
Exchange rate effect on cash and cash equivalents	51.1	(11.0)

Increase in cash and cash equivalents	204.8	395.2
Cash and cash equivalents at beginning of period	587.5	274.8

Cash and cash equivalents at end of period	$792.3	$670.0

NEWELL BRANDS INC.

Financial Worksheet - Segment Reporting

in Millions

	For the three months ended March 31, 2017						For the three months ended March 31, 2016						Year over year changes
		Reported	Reported		Normalized	Normalized		Reported	Reported		Normalized	Normalized			Normalized
		Operating	Operating	Excluded	Operating	Operating		Operating	Operating	Excluded	Operating	Operating	Net Sales		Operating Income
	Net Sales	Income	Margin	Items [1]	Income	Margin	Net Sales	Income	Margin	Items [2]	Income	Margin	$	%	$	%
LIVE	1,067.8	57.6	5.4%	23.4	81.0	7.6%	322.1	32.0	9.9%	—	32.0	9.9%	745.7	231.5%	49.0	153.1%
LEARN	569.1	88.2	15.5%	21.3	109.5	19.2%	384.9	84.8	22.0%	2.8	87.6	22.8%	184.2	47.9%	21.9	25.0%
WORK	613.7	62.9	10.2%	11.5	74.4	12.1%	268.6	40.5	15.1%	0.1	40.6	15.1%	345.1	128.5%	33.8	83.3%
PLAY	628.0	56.3	9.0%	10.5	66.8	10.6%	61.1	(2.1)	(3.4)%	—	(2.1)	(3.4)%	566.9	927.8%	68.9	3,281.0%
OTHER	387.7	4.0	1.0%	33.4	37.4	9.6%	278.2	28.9	10.4%	2.3	31.2	11.2%	109.5	39.4%	6.2	19.9%
RESTRUCTURING	—	(13.3)	—%	13.3	—	—%	—	(17.7)	—%	17.7	—	—%	—	—%	—	—%
CORPORATE	—	(99.7)	—%	78.2	(21.5)	—%	—	(41.0)	—%	23.5	(17.5)	—%	—	—%	(4.0)	(22.9)%

	$3,266.3	$156.0	4.8%	$191.6	$347.6	10.6%	$1,314.9	$125.4	9.5%	$46.4	$171.8	13.1%	$1,951.4	148.4%	$175.8	102.3%

	For the three months ended June 30, 2017						For the three months ended June 30, 2016						Year over year changes
		Reported	Reported		Normalized	Normalized		Reported	Reported		Normalized	Normalized			Normalized
		Operating	Operating	Excluded	Operating	Operating		Operating	Operating	Excluded	Operating	Operating	Net Sales		Operating Income
	Net Sales	Income	Margin	Items [3]	Income	Margin	Net Sales	Income	Margin	Items [4]	Income	Margin	$	%	$	%
LIVE	1,277.6	96.2	7.5%	24.4	120.6	9.4%	1,123.0	2.5	0.2%	118.9	121.4	10.8%	154.6	13.8%	(0.8)	(0.7)%
LEARN	1,011.4	304.5	30.1%	25.7	330.2	32.6%	911.7	233.3	25.6%	68.1	301.4	33.1%	99.7	10.9%	28.8	9.6%
WORK	737.7	120.5	16.3%	11.2	131.7	17.9%	646.8	27.2	4.2%	70.0	97.2	15.0%	90.9	14.1%	34.5	35.5%
PLAY	782.0	89.0	11.4%	13.5	102.5	13.1%	685.0	2.2	0.3%	96.6	98.8	14.4%	97.0	14.2%	3.7	3.7%
OTHER	245.9	(45.5)	(18.5)%	71.7	26.2	10.7%	492.1	14.1	2.9%	32.9	47.0	9.6%	(246.2)	(50.0)%	(20.8)	(44.3)%
RESTRUCTURING	—	(30.5)	—%	30.5	—	—%	—	(11.0)	—%	11.0	—	—%	—	—%	—	—%
CORPORATE	—	(111.1)	—%	91.8	(19.3)	—%	—	(130.6)	—%	72.7	(57.9)	—%	—	—%	38.6	66.7%

	$4,054.6	$423.1	10.4%	$268.8	$691.9	17.1%	$3,858.6	$137.7	3.6%	$470.2	$607.9	15.8%	$196.0	5.1%	$84.0	13.8%

	For the three months ended September 30, 2017						For the three months ended September 30, 2016						Year over year changes
		Reported	Reported		Normalized	Normalized		Reported	Reported		Normalized	Normalized			Normalized
		Operating	Operating	Excluded	Operating	Operating		Operating	Operating	Excluded	Operating	Operating	Net Sales		Operating Income
	Net Sales	Income	Margin	Items [5]	Income	Margin	Net Sales	Income	Margin	Items [6]	Income	Margin	$	%	$	%
LIVE	1,483.3	173.1	11.7%	41.8	214.9	14.5%	1,450.2	136.1	9.4%	76.0	212.1	14.6%	33.1	2.3%	2.8	1.3%
LEARN	642.0	67.7	10.5%	32.6	100.3	15.6%	637.8	124.3	19.5%	17.4	141.7	22.2%	4.2	0.7%	(41.4)	(29.2)%
WORK	738.2	122.6	16.6%	14.4	137.0	18.6%	726.9	116.8	16.1%	16.0	132.8	18.3%	11.3	1.6%	4.2	3.2%
PLAY	610.6	68.5	11.2%	9.5	78.0	12.8%	596.5	3.6	0.6%	67.7	71.3	12.0%	14.1	2.4%	6.7	9.4%
OTHER	204.1	25.1	12.3%	21.1	46.2	22.6%	543.2	46.2	8.5%	42.7	88.9	16.4%	(339.1)	(62.4)%	(42.7)	(48.0)%
RESTRUCTURING	—	(38.4)	—%	38.4	—	—%	—	(13.0)	—%	13.0	—	—%	—	—%	—	—%
CORPORATE	—	(95.2)	—%	69.5	(25.7)	—%	—	(90.1)	—%	52.2	(37.9)	—%	—	—%	12.2	32.2%

	$3,678.2	$323.4	8.8%	$227.3	$550.7	15.0%	$3,954.6	$323.9	8.2%	$285.0	$608.9	15.4%	$(276.4)	(7.0)%	$(58.2)	(9.6)%

NEWELL BRANDS INC.

Financial Worksheet - Segment Reporting

in Millions

	For the nine months ended September 30, 2017						For the nine months ended September 30, 2016						Year over year changes
		Reported	Reported		Normalized	Normalized		Reported	Reported		Normalized	Normalized			Normalized
		Operating	Operating	Excluded	Operating	Operating		Operating	Operating	Excluded	Operating	Operating	Net Sales		Operating Income
	Net Sales	Income	Margin	Items	Income	Margin	Net Sales	Income	Margin	Items	Income	Margin	$	%	$	%
LIVE	3,828.7	326.9	8.5%	89.6	416.5	10.9%	2,895.3	170.6	5.9%	194.9	365.5	12.6%	933.4	32.2%	51.0	14.0%
LEARN	2,222.5	460.4	20.7%	79.6	540.0	24.3%	1,934.4	442.4	22.9%	88.3	530.7	27.4%	288.1	14.9%	9.3	1.8%
WORK	2,089.6	306.0	14.6%	37.1	343.1	16.4%	1,642.3	184.5	11.2%	86.1	270.6	16.5%	447.3	27.2%	72.5	26.8%
PLAY	2,020.6	213.8	10.6%	33.5	247.3	12.2%	1,342.6	3.7	0.3%	164.3	168.0	12.5%	678.0	50.5%	79.3	47.2%
OTHER	837.7	(16.4)	(2.0)%	126.2	109.8	13.1%	1,313.5	89.2	6.8%	77.9	167.1	12.7%	(475.8)	(36.2)%	(57.3)	(34.3)%
RESTRUCTURING	—	(82.2)	—%	82.2	—	—%	—	(41.7)	—%	41.7	—	—%	—	—%	—	—%
CORPORATE	—	(306.0)	—%	239.5	(66.5)	—%	—	(261.7)	—%	148.4	(113.3)	—%	—	—%	46.8	41.3%

	$10,999.1	$902.5	8.2%	$687.7	$1,590.2	14.5%	$9,128.1	$587.0	6.4%	$801.6	$1,388.6	15.2%	$1,871.0	20.5%	$201.6	14.5%

[1]	The three months ended March 31, 2017, excluded items consist of $4.4 million (including $1.5 million of restructuring costs) associated with Project Renewal; $1.9 million of costs related to the fair value step-up of inventory related to the WoodWick® (Smith Mountain Industries) acquisition; $65.2 million of costs (including $11.8 million of restructuring costs) primarily related to the Jarden integration; $3.3 million of transaction related costs; $13.7 million of divestiture costs, primarily related to the divestiture of the Tools business (excluding Dymo® Industrial); $84.7 million of amortization of acquisition-related intangible assets and $18.4 million of impairment charges primarily associated with assets of businesses held for sale.
[2]	The three months ended March 31, 2016, excluded items consist of $26.1 million (including $11.1 million of restructuring costs) associated with Project Renewal; $19.3 million of costs (including $6.6 million of restructuring costs) primarily related to acquisition and integration of Elmer’s®, Ignite Holdings, LLC, and Jarden; $1.0 million of costs associated with the planned divestiture of Décor.
[3]	The three months ended June 30, 2017, excluded items consist of $12.0 million (including $8.8 million of restructuring costs) associated with Project Renewal; $5.7 million of costs related to the fair value step-up of inventory related to the Sistema® acquisition; $96.3 million of costs (including $21.7 million of restructuring costs) primarily related to the Jarden integration; $12.1 million of transaction related costs; $5.3 million of divestiture costs, primarily related to the divestiture of Lehigh® and Fire Building businesses; $7.6 million of fire-related loss; $63.6 million of amortization of acquisition-related intangible assets and $66.2 million of impairment charges primarily associated with goodwill and intangible assets of the Winter Sports business held for sale.
[4]	The three months ended June 30, 2016, excluded items consist of $16.2 million (including $2.1 million of restructuring costs) associated with Project Renewal; $333.7 million of non-cash charges related to the fair value step-up of inventory related to the Jarden acquisition; $26.2 million of costs (including $8.9 million of restructuring costs) primarily related to acquisition and integration of Elmer’s®, Ignite Holdings, LLC, and Jarden; $50.7 million of transaction and related costs associated with the Jarden transaction; $0.5 million of costs associated with the divestiture of Décor and $42.9 million of amortization of acquisition-related intangible assets.
[5]	The three months ended September 30, 2017, excluded items consist of $11.9 million (including $7.4 million of restructuring costs) associated with Project Renewal; $0.7 million of costs related to the fair value step-up of inventory related to the Chesapeake® acquisition; $102.4 million of costs (including $31.0 million of restructuring costs) primarily related to the Jarden integration; $4.9 million of transaction related costs; $13.4 million of divestiture costs, primarily related to the divestiture of Winter Sports, Lehigh® and Fire Building businesses; $10.6 million of fire-related loss; $15.0 million of bad debt related to a leading retail customer in the Baby business; $68.0 million of amortization of acquisition-related intangible assets and $0.4 million of impairment charges associated with assets of a business held for sale.
[6]	The three months ended September 30, 2016, excluded items consist of $8.4 million (including a $0.2 million reversal of restructuring costs) associated with Project Renewal; $145.8 million of non-cash charges related to the fair value step-up of inventory related to the Jarden acquisition; $66.1 million of costs (including $13.2 million of restructuring costs) primarily related to acquisition and integration of Elmer’s®, Ignite Holdings, LLC, and Jarden; $3.5 million of transaction and related costs associated with the Jarden transaction; $1.1 million of costs associated with the divestiture of Décor; $0.5 million related to Graco® product recall and $59.6 million of amortization of acquisition-related intangible assets.

NEWELL BRANDS INC.

Reconciliation of GAAP and Non-GAAP Information

CERTAIN LINE ITEMS

(in millions, except per share data)

	For the three months ended September 30, 2017
	GAAP Measure	Project Renewal Costs [1]			Inventory step up [2]	Integration costs [3]	Acquisition amortization costs [4]	Transaction and related costs [5]	Divestiture costs [6]	Fire-related loss and bad debt [7]	Net gain/(loss) on sale of businesses [8]	Non-GAAP Measure
	Reported	Advisory costs	Personnel costs	Other costs								Normalized*	Percentage of Sales
Cost of products sold	$2,410.5	$—	$(0.7)	$—	$(0.7)	$(5.0)	$(2.9)	$—	$—	$(10.6)	$—	$2,390.6	65.0%
Gross profit	1,267.7	—	0.7	—	0.7	5.0	2.9	—	—	10.6	—	1,287.6	35.0%
Selling, general and administrative expenses	905.5	(1.9)	(1.7)	(0.2)	—	(66.4)	(65.1)	(4.9)	(13.4)	(15.0)	—	736.9	20.0%
Restructuring costs	38.4	—	—	(7.4)	—	(31.0)	—	—	—	—	—	—
Impairment charges	0.4	—	—	—	—	—	(0.4)	—	—	—	—	—
Operating income (loss)	323.4	1.9	2.4	7.6	0.7	102.4	68.4	4.9	13.4	25.6	—	550.7	15.0%
Non-operating (income) expenses	157.8	—	—	—	—	—	—	—	—	—	(45.8)	112.0
Income before income taxes	165.6	1.9	2.4	7.6	0.7	102.4	68.4	4.9	13.4	25.6	45.8	438.7
Income taxes [9]	(68.8)	0.7	0.8	2.6	0.2	35.1	23.4	1.7	4.6	7.2	10.3	17.8
Net income (loss) from continuing operations	234.4	1.2	1.6	5.0	0.5	67.3	45.0	3.2	8.8	18.4	35.5	420.9
Net income (loss)	234.4	1.2	1.6	5.0	0.5	67.3	45.0	3.2	8.8	18.4	35.5	420.9
Diluted earnings per share**	$0.48	$—	$—	$0.01	$—	$0.14	$0.09	$0.01	$0.02	$0.04	$0.07	$0.86

	For the three months ended September 30, 2016
	GAAP Measure	Project Renewal Costs [1]			Inventory step up [2]	Integration costs [3]	Acquisition amortization costs [4]	Transaction and related costs [5]	Divestiture costs [6]	Product recall costs [7]	Net gain/(loss) on sale of business [8]	Non-GAAP Measure
	Reported	Advisory Costs	Personnel Costs	Other Costs								Normalized*	Percentage of Sales
Cost of products sold	$2,679.8	$—	$(1.5)	$(0.1)	$(145.8)	$(0.4)	$(2.9)	$—	$—	$—	$—	$2,529.1	64.0%
Gross profit	1,274.8	—	1.5	0.1	145.8	0.4	2.9	—	—	—	—	1,425.5	36.0%
Selling, general & administrative expenses	937.9	(1.1)	(4.0)	(1.9)	—	(52.5)	(56.7)	(3.5)	(1.1)	(0.5)	—	816.6	20.6%
Restructuring costs	13.0	—	—	0.2	—	(13.2)	—	—	—	—	—	—
Operating income (loss)	323.9	1.1	5.5	1.8	145.8	66.1	59.6	3.5	1.1	0.5	—	608.9	15.4%
Non-operating (income) expenses	123.8	—	—	—	—	—	—	—	—	—	(1.5)	122.3
Income (loss) before income taxes	200.1	1.1	5.5	1.8	145.8	66.1	59.6	3.5	1.1	0.5	1.5	486.6
Income taxes [9]	13.6	0.3	1.7	0.5	52.0	20.6	18.9	1.1	0.3	0.2	0.5	109.7
Net income (loss) from continuing operations	186.5	0.8	3.8	1.3	93.8	45.5	40.7	2.4	0.8	0.3	1.0	376.9
Net income (loss)	186.5	0.8	3.8	1.3	93.8	45.5	40.7	2.4	0.8	0.3	1.0	376.9
Diluted earnings per share**	$0.38	$—	$0.01	$—	$0.19	$0.09	$0.08	$—	$—	$—	$—	$0.78

*	Normalized results are financial measures that are not in accordance with GAAP and exclude the above normalized adjustments. See below for a discussion of each of these adjustments.
**	Totals may not add due to rounding.
[1]	Costs associated with Project Renewal during the three months ended September 30, 2017 include $4.5 million of project-related costs and $7.4 million of restructuring costs, and those associated with Project Renewal during the three months ended September 30, 2016 include $8.6 million of project-related costs and $0.2 million reversal of restructuring costs. Project-related costs include advisory and consultancy costs, compensation and related costs of personnel dedicated to transformation projects, and other project-related costs.
[2]	During the three months ended September 30, 2017 and 2016, the Company recognized $0.7 million and $145.8 million of non-cash charges related to the fair value step up of inventory related to the Chesapeake® acquisition and Jarden acquisition, respectively.
[3]	During the three months ended September 30, 2017, the Company incurred $102.4 million of costs (including $31.0 million of restructuring costs) primarily associated with the Jarden integration. During the three months ended September 30, 2016, the Company incurred $66.1 million of costs (including $13.2 million of restructuring costs) associated with the acquisition and integration of Elmer’s®, Ignite Holdings, LLC, and Jarden.
[4]	During the three months ended September 30, 2017 and 2016, the Company incurred acquisition amortization costs of $68.0 million and $59.6 million, respectively. During the three months ended September 30, 2017, the Company recognized $0.4 million of impairment charges associated with the planned disposition of a facility, resulting from the sale of the Fire Building business.
[5]	During the three months ended September 30, 2017, the Company recognized $4.9 million of transaction and related costs, primarily associated with the Sistema® and Chesapeake® acquisitions. During the three months ended September 30, 2016, the Company recognized $3.5 million of transaction and related costs associated with the Jarden transaction.
[6]	During the three months ended September 30, 2017, the Company recognized $13.4 million of transaction and related costs primarily associated with the divestiture of the Winter Sports business. During the three months ended September 30, 2016, the Company recognized $1.1 million of costs associated with the divestiture of Décor and planned divestiture of Tools (excluding Dymo® industrial labeling).
[7]	During the three months ended September 30, 2017, the Company incurred $10.6 million of fire-related losses and costs, net of recoveries, in the Writing business and $15.0 million of bad debt related to a leading retail customer in the Baby business. During the three months ended September 30, 2016, the Company recorded $0.5 million of charges associated with the Graco® recall.
[8]	During the three months ended September 30, 2017, the Company recognized a net loss of $45.8 million related to the sale of the Winter Sports business. The Company recognized $10.0 million of tax expense attributed to withholding taxes and book tax basis difference, related to the proceeds from sale of the Winter Sports business. During the three months ended September 30, 2016, the Company recognized a loss of $1.5 million related to the working capital adjustment in connection with the divestiture of the Décor business.
[9]	The Company determined the tax effect of the items excluded from normalized results by applying the estimated effective rate for the applicable jurisdiction in which the pre-tax items were incurred, and for which realization of the resulting tax benefit, if any, is expected. In certain situations in which an item is excluded from normalized results impacts income tax expense, the Company uses a “with” and “without” approach to determine normalized income tax expense.

NEWELL BRANDS INC.

Reconciliation of GAAP and Non-GAAP Information

CERTAIN LINE ITEMS

(in millions, except per share data)

	For the nine months ended September 30, 2017
	GAAP Measure	Project Renewal Costs [1]			Inventory step up [2]	Integration costs [3]	Acquisition amortization costs [4]	Transaction and related costs [5]	Divestiture costs [6]	Fire-related loss and bad debt [7]	Loss on extinguishment of debt [8]	Net gain/(loss) on sale of businesses [9]	Non-GAAP Measure
	Reported	Advisory costs	Personnel costs	Other costs									Normalized*	Percentage of Sales
Cost of products sold	$7,138.9	$—	$(2.2)	$—	$(8.3)	$(14.3)	$(8.7)	$—	$—	$(18.2)	$—	$—	$7,087.2	64.4%
Gross profit	3,860.2	—	2.2	—	8.3	14.3	8.7	—	—	18.2	—	—	3,911.9	35.6%
Selling, general and administrative expenses	2,790.5	(2.9)	(5.0)	(0.5)	—	(185.1)	(207.6)	(20.3)	(32.4)	(15.0)	—	—	2,321.7	21.1%
Restructuring costs	82.2	—	—	(17.7)	—	(64.5)	—	—	—	—	—	—	—
Impairment charges	85.0	—	—	—	—	—	(85.0)	—	—	—	—	—	—
Operating income (loss)	902.5	2.9	7.2	18.2	8.3	263.9	301.3	20.3	32.4	33.2	—	—	1,590.2	14.5%
Non-operating (income) expenses	(323.8)	—	—	—	—	—	—	(2.0)	—	—	(32.3)	712.3	354.2
Income before income taxes	1,226.3	2.9	7.2	18.2	8.3	263.9	301.3	22.3	32.4	33.2	32.3	(712.3)	1,236.0
Income taxes [11]	130.4	1.0	2.5	6.3	2.9	91.7	103.3	7.6	11.0	9.8	10.4	(147.3)	229.6
Net income (loss) from continuing operations	1,095.9	1.9	4.7	11.9	5.4	172.2	198.0	14.7	21.4	23.4	21.9	(565.0)	1,006.4
Net income (loss)	1,095.9	1.9	4.7	11.9	5.4	172.2	198.0	14.7	21.4	23.4	21.9	(565.0)	1,006.4
Diluted earnings per share**	$2.25	$—	$0.01	$0.02	$0.01	$0.35	$0.41	$0.03	$0.04	$0.05	$0.04	$(1.16)	$2.06

	For the nine months ended September 30, 2016
	GAAP Measure	Project Renewal Costs [1]			Inventory step up [2]	Integration costs [3]	Acquisition amortization costs [4]	Transaction and related costs [5]	Divestiture costs [6]	Product recall costs [7]	Net gain/(loss) on sale of business [9]	Discontinued operations [10]	Non-GAAP Measure
	Reported	Advisory Costs	Personnel Costs	Other Costs									Normalized*	Percentage of Sales
Cost of products sold	$6,252.0	$(0.7)	$(4.9)	$(0.9)	$(479.5)	$(0.6)	$(5.8)	$—	$—	$—	$—	$—	$5,759.6	63.1%
Gross profit	2,876.1	0.7	4.9	0.9	479.5	0.6	5.8	—	—	—	—	—	3,368.5	36.9%
Selling, general & administrative expenses	2,247.4	(7.8)	(18.3)	(5.1)	—	(82.3)	(96.7)	(54.2)	(2.6)	(0.5)	—	—	1,979.9	21.7%
Restructuring costs	41.7	—	—	(13.0)	—	(28.7)	—	—	—	—	—	—	—
Operating income (loss)	587.0	8.5	23.2	19.0	479.5	111.6	102.5	54.2	2.6	0.5	—	—	1,388.6	15.2%
Non-operating (income) expenses	165.0	—	—	—	—	(63.9)	—	—	—	—	159.5	—	260.6
Income (loss) before income taxes	422.0	8.5	23.2	19.0	479.5	175.5	102.5	54.2	2.6	0.5	(159.5)	—	1,128.0
Income taxes [11]	59.4	2.5	7.4	6.8	168.1	56.1	33.6	18.3	0.8	0.2	(59.0)	—	294.2
Net income (loss) from continuing operations	362.6	6.0	15.8	12.2	311.4	119.4	68.9	35.9	1.8	0.3	(100.5)	—	833.8
Net income (loss)	362.2	6.0	15.8	12.2	311.4	119.4	68.9	35.9	1.8	0.3	(100.5)	0.4	833.8
Diluted earnings per share**	$0.91	$0.01	$0.04	$0.03	$0.78	$0.30	$0.17	$0.09	$—	$—	$(0.25)	$—	$2.08

*	Normalized results are financial measures that are not in accordance with GAAP and exclude the above normalized adjustments. See below for a discussion of each of these adjustments.
**	Totals may not add due to rounding.
[1]	Costs associated with Project Renewal during the nine months ended September 30, 2017 include $10.6 million of project-related costs and $17.7 million of restructuring costs, and those associated with Project Renewal during the nine months ended September 30, 2016 include $37.7 million of project-related costs and $13.0 million of restructuring costs. Project-related costs include advisory and consultancy costs, compensation and related costs of personnel dedicated to transformation projects, and other project-related costs.
[2]	During the nine months ended September 30, 2017, the Company recognized $8.3 million of non-cash charges related to the fair value step up of inventory related to the Chesapeake®, Sistema® and WoodWick® (Smith Mountain Industries) acquisitions. During the nine months ended September 30, 2016, the Company recognized $479.5 million of non-cash charges related to the fair value step up of inventory related to the Jarden acquisition.
[3]	During the nine months ended September 30, 2017, the Company incurred $263.9 million of costs (including $64.5 million of restructuring costs) primarily associated with the Jarden integration. During the nine months ended September 30, 2016, the Company incurred $111.6 million of costs (including $28.7 million of restructuring costs) associated with the acquisition and integration of Elmer’s®, Ignite Holdings, LLC, and Jarden. In addition, the Company recognized a $47.1 million loss associated with the termination of the Jarden Bridge Facility and $16.8 million of interest costs associated with borrowing arrangements for the Jarden transaction.
[4]	During the nine months ended September 30, 2017 and 2016, the Company incurred acquisition amortization costs of $216.3 million and $102.5 million, respectively. During the nine months ended September 30, 2017, the Company recognized $85.0 million of impairment charges, primarily associated with assets of the Winter Sports and Fire Building businesses held for sale.
[5]	During the nine months ended September 30, 2017, the Company recognized $22.3 million of transaction and related costs, which includes $2.0 million of hedge loss associated with the Sistema® acquisition. During the nine months ended September 30, 2016, the Company recognized $54.2 million of transaction and related costs associated with the Jarden transaction.
[6]	During the nine months ended September 30, 2017, the Company recognized $32.4 million of transaction and related costs primarily associated with the divestiture of the Tools business (excluding Dymo® industrial labeling), and the Winter Sports businesses. During the nine months ended September 30, 2016, the Company recognized $2.6 million of costs associated with the divestiture of Décor and planned divestiture of Tools (excluding Dymo® industrial labeling).
[7]	During the nine months ended September 30, 2017, the Company incurred $18.2 million of fire-related losses and costs, net of recoveries, in the Writing business and $15.0 million of bad debt related to a leading retail customer in the Baby business. During the nine months ended September 30, 2016, the Company recorded $0.5 million of charges associated with the Graco® recall.
[8]	During the nine months ended September 30, 2017, the Company incurred a $32.3 million loss related to the extinguishment of debt, consisting of a make-whole payment of $34.2 million and fees, partially offset by $1.9 million of non-cash write-offs.
[9]	During the nine months ended September 30, 2017 and 2016, the Company recognized $712.3 million of net gains related to the sale of businesses, primarily Tools and Winter Sports businesses, and $159.5 million related to the divestiture of Décor, respectively. During the nine months ended September 30, 2017, the Company recognized $147.3M million of net tax expense attributed to the gain on sale, withholding taxes, and outside basis differences primarily related to the dispositions of the Tools and Winter Sports businesses.
[10]	During the nine months ended September 30, 2016, the Company recognized net loss of $0.4 million in discontinued operations.
[11]	The Company determined the tax effect of the items excluded from normalized results by applying the estimated effective rate for the applicable jurisdiction in which the pre-tax items were incurred, and for which realization of the resulting tax benefit, if any, is expected. In certain situations in which an item is excluded from normalized results impacts income tax expense, the Company uses a “with” and “without” approach to determine normalized income tax expense.

NEWELL BRANDS INC.

Core Sales Analysis by Segment - Actual and Adjusted Pro Forma Basis (Unaudited)

For the three months ended September 30, 2017 and 2016

											in Millions
	September 30, 2017					September 30, 2016
	2017 Net Sales	Acquisitions/ Divestitures and	Net Sales	Currency	2017	2016 Net Sales	Divestitures	Net Sales	Currency	2016	Increase (Decrease) Core Sales
	(Reported)	Other, Net [3]	Base Business	Impact	Core Sales [2]	(Pro forma) [1]	[3]	Base Business	Impact	Core Sales [2]	$	%
LIVE	1,483.3	(61.3)	1,422.0	(12.3)	1,409.7	1,450.2	(44.0)	1,406.2	(5.4)	1,400.8	8.9	0.6%
LEARN	642.0	—	642.0	(7.1)	634.9	637.8	—	637.8	(6.2)	631.6	3.3	0.5%
WORK	738.2	(14.5)	723.7	(10.0)	713.7	726.9	(23.2)	703.7	(3.1)	700.6	13.1	1.9%
PLAY	610.6	—	610.6	(6.4)	604.2	596.5	(0.8)	595.7	(5.1)	590.6	13.6	2.3%
OTHER	204.1	(5.2)	198.9	(0.3)	198.6	543.2	(317.7)	225.5	(3.4)	222.1	(23.5)	(10.6)%

TOTAL COMPANY	$3,678.2	$(81.0)	$3,597.2	$(36.1)	$3,561.1	$3,954.6	$(385.7)	$3,568.9	$(23.2)	$3,545.7	$15.4	0.4%

Core Sales Analysis by Geography - Actual and Adjusted Pro Forma Basis (Unaudited)

	September 30, 2017					September 30, 2016
	2017 Net Sales	Acquisitions/ Divestitures and	Net Sales	Currency	2017	2016 Net Sales	Divestitures	Net Sales	Currency	2016	Increase (Decrease) Core Sales
	(Reported)	Other, Net [3]	Base Business	Impact	Core Sales [2]	(Pro forma) [1]	[3]	Base Business	Impact	Core Sales [2]	$	%
NORTH AMERICA	2,813.6	(45.0)	2,768.6	(12.0)	2,756.6	3,024.0	(251.5)	2,772.5	(4.1)	2,768.4	(11.8)	(0.4)%
EUROPE, MIDDLE EAST, AFRICA	446.2	(11.1)	435.1	(14.0)	421.1	509.3	(78.2)	431.1	(6.7)	424.4	(3.3)	(0.8)%
LATIN AMERICA	193.5	(0.2)	193.3	(7.0)	186.3	195.4	(22.8)	172.6	(4.9)	167.7	18.6	11.1%
ASIA PACIFIC	224.9	(24.7)	200.2	(3.1)	197.1	225.9	(33.2)	192.7	(7.5)	185.2	11.9	6.4%

TOTAL COMPANY	$3,678.2	$(81.0)	$3,597.2	$(36.1)	$3,561.1	$3,954.6	$(385.7)	$3,568.9	$(23.2)	$3,545.7	$15.4	0.4%

[1]	Includes pre-acquisition Jarden net sales from January 1, 2016.
[2]	“Core Sales” is determined by applying a fixed exchange rate, calculated as the 12-month average in 2016, to the current and prior year local currency sales amounts, with the difference between the change in “As Reported” sales and the change in “Core Sales” reported in the table as “Currency Impact”. Core Sales Growth excludes the impact of currency, acquisitions and divestitures.
[3]	Acquisitions exclude net sales until the one year anniversary of their respective dates of acquisition, and are comprised of Sistema®, WoodWick® (Smith Mountain Industries), GUD, Bond, Touch Industries and Chesapeake® Bay Candle. Divestitures include both actual and planned divestitures comprised of the actual divestitures of Levolor® and Kirsch® window coverings brands (“Décor”) in June 2016, the Tools business (excluding Dymo® industrial labeling) in the first quarter of 2017, the Fire Building, Lehigh®, and Teutonia businesses all in the second quarter of 2017; two winter sports units, Völkl® and K2®, a remaining portion of the Rubbermaid® Consumer Storage business during the third quarter of 2017 and the planned exit of a distribution agreement with Sprue Aegis. Additionally, since the completion of the Jarden acquisition and consistent with standard retail practice, the Home Fragrance business in the Live segment and the Outdoor and Recreation business in the Play Segment exclude net sales from retail store openings until one year anniversary of their opening dates and current and prior period net sales from retail store closures from the decision date to close until their closing dates.

NEWELL BRANDS INC.

Core Sales Analysis by Segment - Actual and Adjusted Pro Forma Basis (Unaudited)

For the nine months ended September 30, 2017 and 2016

											in Millions
	September 30, 2017					September 30, 2016
	2017 Net Sales	Acquisitions/ Divestitures and	Net Sales	Currency	2017	2016 Net Sales	Divestitures	Net Sales	Currency	2016	Increase (Decrease) Core Sales
	(Reported)	Other, Net [3]	Base Business	Impact	Core Sales [2]	(Pro forma) [1]	[3]	Base Business	Impact	Core Sales [2]	$	%
LIVE	3,828.7	(240.6)	3,588.1	(1.4)	3,586.7	3,720.1	(158.8)	3,561.3	(12.4)	3,548.9	37.8	1.1%
LEARN	2,222.5	(1.1)	2,221.4	0.8	2,222.2	2,125.6	—	2,125.6	(10.4)	2,115.2	107.0	5.1%
WORK	2,089.6	(59.3)	2,030.3	(1.9)	2,028.4	2,072.0	(74.4)	1,997.6	(6.8)	1,990.8	37.6	1.9%
PLAY	2,020.6	(0.1)	2,020.5	0.3	2,020.8	2,021.2	(2.8)	2,018.4	(5.0)	2,013.4	7.4	0.4%
OTHER	837.7	(221.9)	615.8	2.2	618.0	1,585.4	(957.7)	627.7	(2.9)	624.8	(6.8)	(1.1)%

TOTAL COMPANY	$10,999.1	$(523.0)	$10,476.1	$—	$10,476.1	$11,524.3	$(1,193.7)	$10,330.6	$(37.5)	$10,293.1	$183.0	1.8%

Less: Jarden Acquisition						$(2,396.2)

2016 Net Sales (Reported)						$9,128.1

Core Sales Analysis by Geography - Actual and Adjusted Pro Forma Basis (Unaudited)

	September 30, 2017					September 30, 2016
	2017 Net Sales	Acquisitions/ Divestitures and	Net Sales	Currency	2017	2016 Net Sales	Divestitures	Net Sales	Currency	2016	Increase (Decrease) Core Sales
	(Reported)	Other, Net [3]	Base Business	Impact	Core Sales [2]	(Pro forma) [1]	[3]	Base Business	Impact	Core Sales [2]	$	%
NORTH AMERICA	8,449.6	(311.7)	8,137.9	(9.0)	8,128.9	8,896.4	(841.5)	8,054.9	(4.5)	8,050.4	78.5	1.0%
EUROPE, MIDDLE EAST, AFRICA	1,372.4	(87.2)	1,285.2	19.4	1,304.6	1,499.7	(196.1)	1,303.6	(27.6)	1,276.0	28.6	2.2%
LATIN AMERICA	541.7	(15.6)	526.1	(12.3)	513.8	531.9	(65.2)	466.7	(2.7)	464.0	49.8	10.7%
ASIA PACIFIC	635.4	(108.5)	526.9	1.9	528.8	596.3	(90.9)	505.4	(2.7)	502.7	26.1	5.2%

TOTAL COMPANY	$10,999.1	$(523.0)	$10,476.1	$—	$10,476.1	$11,524.3	$(1,193.7)	$10,330.6	$(37.5)	$10,293.1	$183.0	1.8%

Less: Jarden Acquisition						$(2,396.2)

2016 Net Sales (Reported)						$9,128.1

[1]	Includes pre-acquisition Jarden net sales from January 1, 2016.
[2]	“Core Sales” is determined by applying a fixed exchange rate, calculated as the 12-month average in 2016, to the current and prior year local currency sales amounts, with the difference between the change in “As Reported” sales and the change in “Core Sales” reported in the table as “Currency Impact”. Core Sales Growth excludes the impact of currency, acquisitions and divestitures.
[3]	Acquisitions exclude net sales until the one year anniversary of their respective dates of acquisition, and are comprised of Sistema®, WoodWick® (Smith Mountain Industries), GUD, Bond, Touch Industries and Chesapeake® Bay Candle. Divestitures include both actual and planned divestitures comprised of the actual divestitures of Levolor® and Kirsch® window coverings brands (“Décor”) in June 2016, the Tools business (excluding Dymo® industrial labeling) in the first quarter of 2017, the Fire Building, Lehigh®, and Teutonia businesses all in the second quarter of 2017; two winter sports units, Völkl® and K2®, a remaining portion of the Rubbermaid® Consumer Storage business during the third quarter of 2017 and the planned exit of a distribution agreement with Sprue Aegis. Additionally, since the completion of the Jarden acquisition and consistent with standard retail practice, the Home Fragrance business in the Live segment and the Outdoor and Recreation business in the Play Segment exclude net sales from retail store openings until one year anniversary of their opening dates and current and prior period net sales from retail store closures from the decision date to close until their closing dates.

NEWELL BRANDS INC.

Reconciliation of Non-GAAP Measure

Core Sales Growth Outlook

	Year Ending
	December 31, 2017
Estimated net sales growth (GAAP)	11.3%	to	11.8%
Less: Pre-closing Jarden sales included in pro forma base [1]		-18.1%
Add: Unfavorable foreign exchange	0.3%	to	0.7%
Add: Divestitures, net of acquisitions [2]	8.0%	to	7.6%

Core Sales Growth, Adjusted Pro Forma	1.5%	to	2.0%

[1]	Adjusted pro forma reflects Jarden sales from January 1, 2016 to April 15, 2016.
[2]	Acquisitions exclude net sales until the one year anniversary of their respective dates of acquisition, and are comprised of Sistema®, WoodWick® (Smith Mountain Industries), GUD, Bond, Touch Industries and Chesapeake® Bay Candle. Divestitures include both actual and planned divestitures comprised of the actual divestitures of Levolor® and Kirsch® window coverings brands (“Décor”) in June 2016, the Tools business (excluding Dymo® industrial labeling) in the first quarter of 2017, the Fire Building, Lehigh®, and Teutonia businesses all in the second quarter of 2017; two winter sports units, Völkl® and K2®, a remaining portion of the Rubbermaid® Consumer Storage business during the third quarter of 2017 and the planned exit of a distribution agreement with Sprue Aegis. Additionally, since the completion of the Jarden acquisition and consistent with standard retail practice, the Home Fragrance business in the Live segment and the Outdoor and Recreation business in the Play Segment exclude net sales from retail store openings until one year anniversary of their opening dates and current and prior period net sales from retail store closures from the decision date to close until their closing dates.